Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Prospectus and Registration Statement [Form F-3] of Telesystem International Wireless Inc. and Telesystem International Wireless Corporation N.V. for the registration of up to $11,775,103 14% Senior Guaranteed Notes issued by Telesystem International Wireless Inc. due December 30, 2003 Guaranteed by Telesystem International Wireless Corporation N.V. and to the incorporation by reference therein of our report dated March 5, 2002, with respect to the consolidated financial statements of Telesystem International Wireless (Latin America) Inc. included in the Guarantor’s Report on Form 6-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Barbados
January 23, 2003.	Ernst & Young Chartered Accountants